As filed with the Securities and Exchange Commission on May 24, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Micrel, Incorporated
(Exact Name of Registrant as Specified in Its Charter)
California (State or Other Jurisdiction of Incorporation or Organization)	94-2526744 (I.R.S. Employer Identification Number)

2180 Fortune Drive
San Jose, California 95131
 (Address of Principal Executive Offices including Zip Code)

Micrel, Incorporated 2012 Equity Incentive Award Plan
(Full Title of the Plan)

Raymond D. Zinn
President and Chief Executive Officer
Micrel, Incorporated
2180 Fortune Drive
San Jose, California 95131

(Name and Address of Agent for Service)

(408) 944-0800

(Telephone Number,
including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  Check one:
Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	6,000,000	$10.11	$60,660,000	$6,952

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Micrel, Incorporated 2012 Equity Incentive Award Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.

(2)
This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee for the 6,000,000 shares registered hereunder.  The Proposed Maximum Offering Price Per Share is $10.11, which is the average of the high ($10.28) and low ($9.94) prices for the Registrant’s common stock as reported on the Nasdaq Global Select Market on May 22, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Micrel, Incorporated is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information.  We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(a)
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Commission on March 2, 2012 (including portions incorporated by reference to the Registrant’s definitive proxy statement filed with the Commission on April 5, 2012).

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

(c)
The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A as filed with the Commission on December 6, 1994 (File No. 000-2526), and Form 8-A as filed with the Commission on April 7, 2008 (File No. 001-34020), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the time of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions under the Exchange Act.  Any statement contained in the documents incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant's Restated Articles of Incorporation (the “Articles”) provide that the liability of the Registrant's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Pursuant to Section 317 of the California Corporations Code (the “CCC”), a corporation generally has the power to indemnify directors and officers against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions provided they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. California law also empowers a corporation to purchase and maintain insurance on behalf of directors and officers against any liability arising out of their capacity or status as such, whether or not the corporation would have the power to indemnify the directors and officers against such liability under Section 317 of the CCC.

Consistent with Section 204(a)(10) of the CCC, each director will continue to be subject to liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) under Section 310 of the CCC (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the CCC (concerning directors’ liability for improper dividends, loans and guarantees).  In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief will remain available under California law.  This provision also does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

The Articles also authorize the Registrant to indemnify its agents (as defined in Section 317 of the CCC), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law.  The Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by the CCC.  The Registrant is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this registration statement is incorporated by reference in this Item 8.

Item 9.  Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 24th day of May, 2012.

MICREL, INCORPORATED

By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Vice President, Finance and Human Resources
and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Raymond D. Zinn and Clyde R. Wallin, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Raymond D. Zinn	President, Chief Executive Officer	May 24, 2012
Raymond D. Zinn	and Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Clyde R. Wallin	Vice President, Finance and Human Resources	May 24, 2012
Clyde R. Wallin	and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ John E. Bourgoin	Director	May 24, 2012
John E. Bourgoin

/s/ Michael J. Callahan	Director	May 24, 2012
Michael J. Callahan

/s/ Daniel Heneghan	Director	May 24, 2012
Daniel Heneghan

/s/ Neil J. Miotto	Director	May 24, 2012
Neil J. Miotto

/s/ Frank W. Schneider	Director	May 24, 2012
Frank W. Schneider

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Micrel, Incorporated 2012 Equity Incentive Award Plan

5.1	Opinion of Latham & Watkins LLP

10.1	Form of Micrel, Incorporated 2012 Equity Incentive Award Plan Stock Option Grant Notice/ Agreement

10.2	Form of Micrel, Incorporated 2012 Equity Incentive Award Plan Restricted Stock Unit Award Grant Notice/ Agreement

10.3	Micrel, Incorporated 2012 Equity Incentive Award Plan Non-Employee Director Equity Compensation Policy

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page of this registration statement)